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                                                                    Exhibit 10.1

[ABACUS ADVISORS LETTERHEAD]

                                                                January 21, 2004



Frank's Nursery & Crafts, Inc.
500 Kirts Blvd., Suite 300
Troy, Michigan 48084

Gentlemen:

                Abacus Advisors LLC ("Abacus") is pleased to put forth the following proposal to provide certain advisory and consulting services to Frank's Nursery & Crafts, Inc. ("Frank's" or the "Company") in connection with the Company's operating efforts for its fiscal year ending in January 2005.

                An integral part of the success of any organization is the development of a business plan that will improve the Company's profitability and provide the foundation for future growth and profitability. Abacus has the expertise and personnel to provide the appropriate strategic and operational advice in that process. To help the development and implementation of its business plan, Abacus will provide, as required, the following services:

                    o Examination and analysis of Frank's business operations and assets

                    o Examination and analysis of Frank's financing arrangements and, if appropriate, assistance in the location and negotiation of amendments to or replacements of such arrangements

                    o Advise the Board regarding our assessment of underperforming assets including store locations; review and advise with respect to opportunities to improve store performance or maximize value for each location; and locate suitable additional locations

                    o Assist the Board in seeking equity investors, if appropriate


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[ABACUS ADVISORS LETTERHEAD]


                    o Review inventory and merchandising strategies and opportunities, and assist with vendors and factors to achieve the Company's business plan

                    o Assist and advise the Board in the development and implementation of a viable long term strategic operating plan.

                All services rendered by Abacus are designed to provide on-hand operational, strategic and financial assistance to the Company and its Board to improve Frank's profitability.

                Abacus agrees that it will act as an independent contractor pursuant to this Letter Agreement and that nothing herein shall create an agency relationship between Frank's and Abacus.

                The obligations of both Frank's and Abacus under this Agreement are subject to and conditioned upon the effectiveness of an amendment to Frank's existing credit facilities containing commitments for at least $22 million in additional secured financing from its current lenders, including the existing $7 million of additional financing, on terms acceptable to the Company.

                Staffing

                Our services will be led by Alan Cohen, the chairman of Abacus. Our engagement will be staffed by other personnel possessing the requisite skills and experience necessary to achieve the objectives set forth above in the most expeditious and effective manner. In addition, we have relationships with, and periodically retain, independent contractors with specialized skills and abilities to assist us. Any Abacus employees or independent contractors retained by Abacus will, unless otherwise agreed by Frank's Board, be compensated by Abacus, at no charge to Frank's, and shall not be deemed employees of Frank's

                As part of its services, Abacus will provide at least six full time equivalent individuals to serve Frank's. The initial expected staffing for the project has been provided to you under separate cover. All Abacus employees and contractors involved in this engagement will, of course, be subject to the Board's supervision and will consult with the Board on all key strategic decisions and otherwise as directed by the Board. In addition, all Abacus employees and contractors involved in this engagement will comply with Frank's corporate policies,


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[ABACUS ADVISORS LETTERHEAD]

including its Code of Conduct and confidentiality policies, of which Frank's shall advise Abacus.

                Advisory Fee

                Abacus will be paid an advisory fee of $275,000 upon execution of this Letter Agreement, and thereafter $275,000 per month on the first day of each month commencing on February, 2004, payable in advance for services to be rendered in that month and continuing for a period of ten months thereafter (i.e., services will be rendered through the end of January 2005). In the event that Frank's hires any individual to perform any of the services contemplated to be performed by Abacus (other than a chief executive officer), then after a one-month transition period, the monthly advisory fee otherwise payable by Abacus will thereafter be reduced by one-half of the monthly compensation payable to such replacement employee.

                In addition, Abacus agrees that it will be obligated to purchase 1 million shares of Frank's common stock from Frank's at a price of $0.75 per share, the current market price of Frank's common shares as of the date of this Letter Agreement, within the later of (a) the 15 day period following the date when the Company's Form 10-K is filed in 2005, or (b) the 30 day period following the end of the current engagement (or any extension thereof), if the Company meets or exceeds $14.09 million of EBITDA for its fiscal year ending in January 2005. If the Company does not achieve a minimum of $14.09 million of EDITDA for its fiscal year ending in January 2005, Abacus shall have the option, but shall not be obligated, to purchase 1 million shares of Frank's common stock from Frank's at a price of $0.75 per share at any time during the 90 day period beginning on the date when the Company's Form 10-K is filed in 2005. Abacus has been provided with information concerning Frank's financial condition and results of operation, and the opportunity to ask questions of Frank's in that connection, and understands the risks of investing in Frank's common shares. Abacus understands that the sale of any common shares by Frank's to Abacus will not be registered under the Securities Act of 1933 or any other securities laws (except as provided below), that Frank's will rely on the exemption contained in
Section 4(2) of that Act, that Abacus will be required to make appropriate representations in that connection, and that the resale of the common shares will be subject to applicable securities laws.

                In the event that Frank's registers any shares of its common stock upon the exercise of registration rights granted to the Investors (as defined below) in the Investors' Rights Agreement dated as of May 20, 2002 (the "Investors' Rights Agreement") between Frank's and certain stockholders and warrantholders of Frank's (the "Investors"), Abacus shall have the right to require Frank's to register in


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[ABACUS ADVISORS LETTERHEAD]

the applicable registration statement the shares of Frank's common stock purchased by Abacus pursuant to the foregoing paragraph, subject to the prior satisfaction of the rights of the Investors under the Investors' Rights Agreement. The exercise of such right by Abacus shall be subject to the compliance by Abacus with the provisions of Section 1 of the Investors' Rights Agreement applicable to the Investors, and Abacus shall pay any out-of-pocket expenses to the extent incurred by Frank's as a result of the exercise of such right. The rights granted herein may not be assigned by Abacus to any party. For the avoidance of doubt, in no event will Abacus be entitled to any preemptive rights under the Investors' Rights Agreement or otherwise.

                Expense Reimbursement

                Abacus shall be paid $25,000 upon execution of this Letter Agreement as an advance against expenses, which advance will be maintained at $25,000 through the conclusion of this engagement. Throughout the term of this engagement, Abacus shall be entitled to reimbursement of its reasonable monthly out-of-pocket expenses (subject to Frank's reasonable approval) upon presentment.

                Frank's agrees that Abacus may, for purposes of establishing its capability and experience to do the kind of work required to perform the consulting services and presenting credentials to future clients, disclose the general nature of the consulting services, but Abacus agrees that specific information developed pursuant to this Letter Agreement shall not be disclosed without the prior written consent of Frank's Board. Frank's will issue a press release with regard to the engagement of Abacus by Frank's, and following the issuance of such press release by Frank's, Abacus may issue a press release with regard to such engagement with the review and approval of Frank's. Abacus will enter into a confidentiality agreement with Frank's acceptable to both parties. Abacus will advise its employees and contractors that Frank's is a publicly traded corporation, and of the legal implications thereof, including the prohibition on trading in securities while in possession of material undisclosed information.

                Abacus shall be indemnified and held harmless by Frank's from and against any and all losses, expenses, damages, penalties, costs, or claims of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Abacus arising out of or in any way relating to Abacus' performance hereunder or the consulting arrangement contemplated hereby, provided that Frank's shall not be liable for any of the foregoing to the extent it arises from the gross negligence, breach of fiduciary duty, self-dealing or willful misconduct of Abacus.


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[ABACUS ADVISORS LETTERHEAD]

                This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict-of-law rules.

                This Letter Agreement constitutes the entire agreement between the parties as to the matters set forth herein, and may not be modified without the mutual written agreement of Abacus and Frank's.

                                                Very truly yours,

                                                ABACUS ADVISORS LLC


                                                /s/ Alan Cohen

                                                Alan Cohen
                                                Chairman



AGREED TO AND ACCEPTED BY:


Frank's Nursery and Crafts, Inc.


By:  /s/ Michael D. McBride
    ----------------------------------------
         Michael D. McBride
         Its: Vice President